As Filed with the Securities and Exchange Commission on July 7, 2006
Registration No. 333- _____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington. D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MTI TECHNOLOGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-3601802 (I.R.S. Employer Identification No.)
17595 Cartwright Road, Irvine, California 92614
(Address of Principal Executive Offices)

2006 Stock Incentive Plan (CT)
(Full title of the plan)

Thomas P. Raimondi, Jr.
Chairman, President and Chief Executive Officer
17595 Cartwright Road
Irvine, California 92614
(Name and address of agent for service)
(949) 251-1101
(Telephone number, including area code, of agent for service)
Copy to:
Tamara Powell Tate, Esq.
Morrison & Foerster LLP
19900 MacArthur Boulevard
Irvine, CA 92612
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to Be	Offering Price Per	Aggregate Offering	Amount of
to Be Registered	Registered (1)(2)	Share (3)	Price (3)	Registration Fee
Common Stock, $.001 par value	2,651,400 shares	$1.16	$3,075,624	$329.09

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above referenced plan.
(2)	Represents 2,651,400 shares of common stock of the Registrant that may be offered or sold pursuant to the Registrant’s 2006 Stock Incentive Plan (CT).
(3)	Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(h), on the basis of the price of securities of the same class, as determined in accordance with Rule 457(c), using the average of the high and low prices reported by the Nasdaq Capital Market for the common stock available for grant under the Registrant’s 2006 Stock Incentive Plan (CT) on July 3, 2006, which was $1.16 per share.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(A) PROSPECTUS
     The documents containing the information specified in this Part I of Form S-8 (plan information, registrant information, and employee plan annual information) will be sent or given to employees as specified by Rule 428(b)(1) of the Securities and Exchange Commission (the “Commission). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Exchange Act of 1933, as amended (the “Securities Act”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     There are hereby incorporated by reference into this Registration Statement the following documents:
(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended April 1, 2006, filed on June 30, 2006;

(b)	The description of the Registrant’s common stock that is contained in the Registrant’s Registration Statement on Form 8-A filed February 15, 1994 under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating that description.

(c)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the audited financial statements described in (a) above.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document that is not deemed filed under such provisions.
     For the purposes of this Registration Statement, any statement in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement modifies or supersedes a statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities that they may incur in such capacities, including liabilities under the Securities Act. The Registrant’s Amended and Restated Bylaws also provide for mandatory indemnification of its directors and executive officers, to the fullest extent permissible under Delaware law.
     The Registrant’s Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a company will not be personally liable to the company or its stockholders for monetary damages for breach of their fiduciary duties as directors, except liability for (i) any breach of their duty of loyalty to the company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions or (iv) any transaction from which the directors derived an improper personal benefit. The Restated Certificate of Incorporation also provides that the Registrant shall indemnify any director or officer to the maximum extent provided by Delaware law, and that such right of indemnification shall continue as to a person who has ceased to be a director or officer of the Registrant. Responsibility for determinations with respect to such indemnification will be made by the Board of Directors.
     In addition the Registrant has entered into indemnity agreements with its directors and certain of its executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.
     The Registrant has obtained a policy of directors’ and officers’ liability insurance that insures the Registrant’s directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.
3.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-1 (No. 33-75180)).

3.2	Certificate of Amendment of Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit A of the Registrant’s Information Statement on Schedule 14(c) filed with the Commission on April 3, 2000).

3.3	Amended and Restated Bylaws of the Registrant, dated January 18, 2002 (incorporated by reference to Exhibit 3.3 of the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on February 19, 2002).

5.1	Opinion of Morrison & Foerster LLP.

23.1	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm (Grant Thornton LLP).

24.1	Power of Attorney (included on the signature page to the Registration Statement).
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; (2) that for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on July 7, 2006.

MTI Technology Corporation
/s/ Scott J. Poteracki
By: Scott J. Poteracki
Executive Vice President, Chief Financial Officer and Secretary

POWER OF ATTORNEY
     We, the undersigned directors and officers of MTI Technology Corporation, do hereby make, constitute and appoint Thomas P. Raimondi, Jr. and Scott J. Poteracki, and each of them acting individually, our true and lawful attorneys-in-fact and agents, with power to act without any other and with full power of substitution, to do any and all acts and things in our name and behalf in our capacities as directors and officers, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Thomas P. Raimondi, Jr. Thomas P. Raimondi, Jr.	Chairman, President and Chief Executive Officer (Principal Executive Officer)	July 7, 2006

/s/ Scott J. Poteracki Scott J. Poteracki	Executive Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)	July 7, 2006

/s/ Todd Williams Todd Williams	Vice President and Corporate Controller (Principal Accounting Officer)	July 7, 2006

/s/ Lawrence P. Begley	Director	July 7, 2006
Lawrence P. Begley

/s/ Franz L. Cristiani	Director	July 7, 2006
Franz L. Cristiani

/s/ William Mustard	Director	July 7, 2006
William Mustard

/s/ Michael Pehl	Director	July 7, 2006
Michael Pehl

/s/ John T. Repp	Director	July 7, 2006
John T. Repp

/s/ Kent D. Smith	Director	July 7, 2006
Kent D. Smith

EXHIBIT INDEX

Exhibit
Number	Description
5.1	Opinion of Morrison & Foerster LLP.

23.1	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm (Grant Thornton LLP).

24.1	Power of Attorney (included on the signature page to the Registration Statement).